Exhibit 99.1

HAMPSHIRE ADDS DOCKERS

WOMEN’S LICENSE TO PORTFOLIO

New York, NY, April 1, 2014 -- Hampshire Group, Limited (OTC Markets: HAMP) today announced that it has entered into a license agreement with Levi Strauss and Company for their Dockers brand in the women's apparel category. The agreement provides Hampshire with the licensing rights to design, source, market and service the women's category for both tops and bottoms beginning with the Spring 2015 season. The license is for the US market beginning with Spring 2015 and extends to include Mexico and Canada for fall 2015. The initial agreement runs thru 2018.

Previous to this agreement, the women's segment for all products was handled in house at Levi Strauss & Co. This agreement is an addition to the current licensing arrangement between Hampshire and Levi Strauss & Co. that already includes the license for men's tops and sweaters for the Dockers brand in the US, Mexico and several countries in Central and South America. "We are pleased and excited to extend our partnership with the Dockers brand into the women's category. We look forward to working together to grow the volume and the brand equity of Dockers. We both know the potential of the brand in the women’s segment and together have already begun the efforts to realize that potential", stated Paul Buxbaum, Hampshire's Chief Executive Officer.

Hampshire Group, Limited (www.hamp.com), along with its wholly-owned subsidiaries, Hampshire Brands, Inc. and Rio Garment S.A. is a provider of fashion apparel across a broad range of product categories, channels of distribution and price points. The Company specializes in designing and marketing men’s sportswear to department stores, chain stores and mass market retailers under licensed brands, our own proprietary brands and the private labels of our customers. The Company operates a Honduras-based apparel manufacturer, designing, sourcing and manufacturing knit tops for men, women and children.

Cautionary Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that reflect the Company's current views with respect to future events. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events. Readers are urged to review and consider carefully the various disclosures made by the Company in its Form 10-K and other Securities and Exchange Commission filings, which advise interested parties of certain factors that affect the Company's business.

CONTACTS

Investors:

Benjamin C. Yogel

Lead Director, Hampshire Group

byogel@mrccapital.com

(212) 561-1255